                                                                EXHIBIT 99(a)(4)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       INTEGRATED SENSOR SOLUTIONS, INC.

                                       AT
                              $8.05 NET PER SHARE
                                       BY

                         SENSOR ACQUISITION CORPORATION
                        A DIRECT WHOLLY-OWNED SUBSIDIARY

                                       OF

                         TEXAS INSTRUMENTS INCORPORATED

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
          TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                     May 7, 1999

To Brokers, Dealers, Commercial Banks,
Trust Companies, and Other Nominees:

     We have been appointed by Sensor Acquisition Corporation (the "Purchaser"), a Delaware corporation and a direct wholly-owned subsidiary of Texas Instruments Incorporated, a Delaware corporation ("Parent"), to act as Information Agent in connection with its offer to purchase all outstanding shares of common stock, par value $.001 per share (the "Shares"), of Integrated Sensor Solutions, Inc., a Delaware corporation (the "Company"), at $8.05 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 7, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with any amendments and supplements thereto, collectively constitute the "Offer"), copies of which are enclosed herewith.

     For your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

          4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions in regard to the Offer;

          5. Solicitation/Recommendation Statement on Schedule 14D-9 issued by the Company; and

          6. Return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as the Depositary.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 3, 1999 (the "Merger Agreement"), by and among the Company, Parent, and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation and will be a direct wholly-owned subsidiary of Parent. At the effective time of the Merger, each outstanding Share (other than Shares owned by Parent, the Purchaser, or any of their respective affiliates or held by stockholders who have demanded and perfected dissenter's rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT, THE OFFER, AND THE MERGER, HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE, AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, AND UNANIMOUSLY RECOMMENDS THAT COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), if, as, and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal.

     In order to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's stock certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer, or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks, and trust companies for reasonable expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS PRACTICABLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have in respect of the Offer, or any requests for additional copies of the enclosed materials, may be directed to the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                            Very truly yours,

                                            GEORGESON & COMPANY INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF THE PURCHASER, PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT, OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.